UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35396	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Technology Drive, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Determination of Payments under 2011 Bonus Plan

On February 13, 2012, the Board of Directors (the “Board”) of ISTA Pharmaceuticals, Inc. (the “Company”), after analysis by the Compensation Committee, approved cash bonus payments to each of the Company’s “Named Executive Officers” with respect to the previously disclosed goals under the Company’s 2011 bonus plan (the “2011 Bonus Plan”). These goals were (i) the achievement of certain net revenue and net income targets, (ii) the successful transition from commercialization of XIBROM (bromfenac ophthalmic solution)® to commercialization of BROMDAYTM (bromfenac ophthalmic solution) 0.09%, and (iii) the achievement of certain research and development milestones. The first goal was partially achieved, the second and the third goals were fully achieved. As a result, the Board awarded cash bonuses for 2011 to the Company’s “Named Executive Officers” as follows: (a) Chief Executive Officer – 65% of his targeted bonus; and (b) other “Named Executive Officers” – between 54%-66% of their targeted bonus.

Adoption of 2012 Bonus Plan

On February 13, 2012, the Company’s Board, upon recommendation of the Compensation Committee, adopted a bonus plan for fiscal 2012 (the “2012 Bonus Plan”), pursuant to which each of the “Named Executive Officers” and certain employees of the Company will be eligible to earn bonus compensation based on fiscal 2012 Company and individual performance. The terms of the 2012 Bonus Plan are not contained in a formal written document, but are summarized below.

Subsequent to the completion of the Company’s 2012 fiscal year, after analysis by the Compensation Committee, the Board, at its discretion, will approve the amount of the total funding of the 2012 Bonus Plan based on fiscal 2012 Company performance, including achievement of the following goals: (i) meet or exceed targeted amounts of net revenue and adjusted cash net income (for purposes hereof, “adjusted cash net income” is net income determined in accordance with generally accepted accounting principles, adjusted to exclude, however, non-cash expenses such as mark-to-market adjustments relating to warrants, non-cash interest expense and non-cash stock based compensation costs and non-recurring expenses), (ii) meet or exceed stated targets relating to the generation of certain incremental revenue and/or gross margin, including through corporate development, and (iii) successfully accomplish certain stated research and development milestones. Achievement of each goal is given a certain percentage weight toward funding of the 2012 Bonus Plan. The portion of the 2012 Bonus Plan relating to achievement of the net revenue and adjusted cash net income goals is conditioned upon achieving a specified minimum of each.

Under the 2012 Bonus Plan, each “Named Executive Officer” has a target bonus expressed as a percentage of his or her respective base salary. The target bonus of Dr. Anido, the Company’s Chief Executive Officer, is 65% of his annual base salary. The target bonuses of Mr. Garrett, Mr. Mitro, Mr. McNamara and Mrs. Silvernail, the other “Named Executive Officers,” are between 40% and 50% of their respective annual base salaries. However, in the event that the Company’s net revenues exceed 100% of the targeted goal, the foregoing target percentages may be increased in accordance with a formula set forth in the 2012 Bonus Plan.

Within 60 days after the end of the 2012 fiscal year, the Compensation Committee will evaluate the achievement of the three goals described above and recommend to the Board the percentage that the 2012 Bonus Plan will be funded based on such achievement and such other relevant factors considered in its discretion. In doing the evaluation, the Compensation Committee may determine that a goal has been partially achieved or exceeded and therefore assign a prorated or increased weighting for such goal. However, regardless of any goals, the achievement thereof or other relevant factors considered, any funding of the 2012 Bonus Plan will be at the complete discretion of the Board.

In addition to recommending the funding amount, the Compensation Committee will evaluate the Chief Executive Officer’s individual performance for 2012 and will submit to the Board the Compensation Committee’s recommendation regarding the amount of bonus payable to the Chief Executive Officer under the 2012 Bonus Plan. The Compensation Committee’s recommendation will be based upon 2012 Company performance, individual performance and such other relevant factors considered in the discretion of the Compensation Committee. The Board will have the final authority to approve or modify the Compensation Committee’s recommendation regarding the amount of bonus payable to the Chief Executive Officer under the 2012 Bonus Plan.

With respect to the other “Named Executive Officers,” the Chief Executive Officer will evaluate the 2012 performance of each and will submit to the Compensation Committee his recommendations regarding the amount of the bonus payable to each. The Chief Executive Officer’s recommendations will be based upon 2012 Company performance, the Chief Executive Officer’s assessment of the “Named Executive Officer’s” individual performance for 2012 and such other relevant factors considered in the discretion of the Chief Executive Officer. The Compensation Committee shall have the final authority to approve or modify the Chief Executive Officer’s recommendations regarding the amount of the cash bonus payable to each other “Named Executive Officer” under the 2012 Bonus Plan.

The Board will have the ability to cause the Company to pay any bonuses earned under the 2012 Bonus Plan in the form of either cash or equity awards, or some combination thereof, based on relevant factors considered in the discretion of the Board.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

February 17, 2012	By:	/s/ Lauren P. Silvernail
Chief Financial Officer and Vice President,
Corporate Development